Contact Information:
China Precision Steel
Dan Carlson,
DanielCarlson@comcast.net

Elite IR
Leslie J. Richardson, Partner
+852-3183 0283
Leslie.richardson@elite-ir.com

FOR IMMEDIATE RELEASE

China Precision Steel Announces Second Quarter Fiscal 2009 Results

SHANGHAI, China, February 10, 2009 – China Precision Steel (NASDAQ: CPSL), a niche precision steel processing Company principally engaged in producing and selling high precision, cold-rolled steel products, announced today its fiscal 2009 second quarter results for the period ended December 31, 2008.

Second Quarter Highlights

•	Revenue increased 32.9% period-over-period to $17.6 million
•	Gross profit was $3.5 million, down 26.6% versus second quarter 2008
•	Net loss of $2.0 million resulting from a $3.8 million allowance for bad debt
•	Fully diluted loss per share of $0.04
•	Exports generated 75.3% of total sales

“Export demand remained healthy during the quarter resulting in stable sales of our low carbon steel products while the domestic demand for our high carbon steel products declined as our customers moved to reduce their inventory,” commented Dr. Wo Hing Li, China Precision Steel’s Chairman and CEO.  “Although our domestic sales were adversely impacted by the global economic downturn, we believe our business will benefit from the Chinese government’s economic stimulus plans including a rejuvenation plan for the steel industry and a Chinese auto industry bailout.  Furthermore, precision steel products tend to be a leading economic indicator and as such, our industry is the first to experience the impact of a purchasing slowdown and will be the first to benefit from the economic recovery.”

Revenue for the second quarter of fiscal 2009 increased to $17.6 million, up 32.9% from $13.2 million in the second quarter of fiscal 2008. The growth in revenue was mainly attributable to the increase in sales volume of 852 tons to 14,862 tons during the second quarter of fiscal 2009 combined with a 25.3% increase in the average selling price. High carbon and low carbon products accounted for 6.1% and 87.3% of sales, respectively, compared to 38.5% and 47.6%, respectively, from the prior year period.  Exports contributed to 75.3% of total revenue compared to 26.5% in the second quarter of 2008.

Gross profit in the second quarter was $3.5 million, down 26.6% from gross profit of $4.7 million in the second quarter of fiscal 2008. Gross margin was 19.6% compared to 35.5% in the same period a year ago. The decline in gross margin was mainly due to the exceptionally high gross margin in the second quarter of fiscal 2008 as a result of strong sales of the Company’s high margin products for both high carbon and low carbon steel in addition to the inability to pass on all of the higher raw material cost to customers and lower sales of the higher margin products during the second quarter of fiscal 2009.   While China Precision Steel always strives to maximize its gross margin, the Company believes a healthy and achievable gross margin target for its business for the current economic environment is in the low 20%.

Selling expenses for the second quarter of fiscal 2009 were $1.1 million, or 6.4% of revenue, compared to $180,744, or 1.4% of revenue, in the second fiscal quarter of 2008.  The increase in selling expenses was primarily attributable to an increase in agent commission associated with the order from Salzgitter Mannesmann International GMBH which represented 64% of sales for the quarter, as well as an increase in transportation costs and custom clearing charges in relation to the increase in exports. Administrative expenses were $587,105, or 3.3% of revenue, compared to $846,220, or 6.4% of revenue.  The decline in administrative expenses was mainly due to the lower SEC compliance costs and professional fees as there was no financing activity during the quarter.

Operating loss for the second quarter was $2.1 million compared to operating income of $3.6 million in the same period a year ago. Contributing to the operating loss for the quarter was an allowance for bad debt in the amount of $3.8 million due to a dispute over services rendered by the Company. This was a one-off event and its impact on financial statements has been fully reflected.

Net loss for the second quarter of fiscal 2009 was $2.0 million compared to net income of $3.5 million in the prior year period.  Fully diluted loss per share was $0.04 compared to fully diluted earnings per share of $0.08 in the comparable period a year ago. Weighted average diluted shares outstanding for the quarter increased to 46.6 million from 43.6 million in prior year period.

Six Months Financial Results

Revenues for the first six months of fiscal 2009 were $42.9 million, up 6.2% from revenues of $40.4 million in the first six months of fiscal 2008.  Gross profit was $7.4 million, down 36.4% from gross profit of $11.6 million for the six months of fiscal 2008.  Gross margin was 17.2% compared to 28.8% for the comparable period a year ago.  Operating income was $1.1 million, down 87.8% from operating income of $9.3 million in the first six months of fiscal 2008. Net income was $900,753, down 90.3% from net income of $9.3 million in the same period a year ago. Fully diluted earnings per share were $0.02 compared to $0.23 in the first six months of fiscal 2008.  Diluted weighted average shares outstanding were 46.6 million compared to 40.8 million in the first six months of fiscal 2008.

Financial Condition

As of September 30, 2008, China Precision Steel had $14.8 million in cash and cash equivalents, no long term debt, total liabilities of $41.3 million and working capital of $53.4 million. Shareholders’ equity was $122.2 million, compared to $120.3 million as of June 30, 2008.  Days Sales Outstanding were 122 days, down from 138 days in the second quarter of fiscal 2008.  The Company generated $8.7 million in cash flow from operating activities in the first half of fiscal 2009.

Business Outlook

China Precision Steel has begun the construction of its third cold rolling mill and expects the mill to begin production in June, 2009. The new mill is designed to process steel with a width up to 1450 mm and will be a tandem mill with best in class gauge control and shape performance capable of producing high quality steel for exposed and unexposed products. The Company expects to make an additional investment of $900,000 to complete the mill. The addition of the third mill is expected to enhance the Company’s market position by increasing production design capacity by 33%, once fully operational, and broaden the Company’s product line offerings.

“We believe that the mid- to long-term market opportunity for our precision products remains attractive and have therefore, stayed on schedule with the construction of our third mill. Moreover, we have strengthened our balance sheet by reducing accounts receivables and current liabilities which contributed to the Company generating over $8 million in cash during the first six months of fiscal 2009,” Dr. Li commented.  “While we expect that the impact of the global economic slowdown will persist for the foreseeable future, we continue to negotiate new contracts and believe we are well positioned to expand our market penetration over the next several years.”

About China Precision Steel

China Precision Steel is a niche precision steel processing company principally engaged in the production and sale of high precision cold-rolled steel products and provides value added services such as heat treatment and cutting medium and high carbon hot-rolled steel strips. China Precision Steel’s high precision, ultra-thin, high strength (7.5 mm to 0.05 mm) cold-rolled steel products are mainly used in the production of automotive components, food packaging materials, saw blades and textile needles. The Company primarily sells to manufacturers in the People’s Republic of China and is expanding into overseas markets such as Nigeria, Thailand, Indonesia and the Philippines. China Precision Steel was incorporated in 2002 and is headquartered in Sheung Wan, Hong Kong. Additional information can be found at the Company’s website http://chinaprecisionsteelinc.com.

Conference Call

China Precision Steel will host a conference call on Tuesday, February 10, 2009 at 9:00 am EST to discuss second quarter results. To participate in the live conference call, please dial the following number fifteen minutes prior to the scheduled conference call time: 888-482-0024. International callers should dial 617-801-9702. When prompted by the operator, mention Conference Passcode 204 825 68.

If you are unable to participate in the call at this time, a replay will be available for 14 days starting on Tuesday, February 10, 2009 at 11:00 a.m. Eastern Time. To access the replay, dial 888-286-8010 and enter the passcode 79170764. International callers should dial 617-801-6888 and enter the same passcode.

This conference call will be broadcast live over the Internet and can be accessed by all interested parties by clicking on http://www.chinaprecisionsteelinc.com. Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a 90-day replay will be available shortly after the call by accessing the same link.

Forward-Looking Statements

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Certain statements in this press release and oral statements made by China Precision Steel on its conference call in relation to this release, constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements include, without limitation, statements regarding our ability to prepare the Company for growth, the Company’s planned manufacturing capacity expansion in 2009 and predictions and guidance relating to the Company’s future financial performance. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs but they involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, business conditions in China, weather and natural disasters, changing interpretations of generally accepted accounting principles; outcomes of government reviews; inquiries and investigations and related litigation; continued compliance with government regulations; legislation or regulatory environments, requirements or changes adversely affecting the businesses in which China Precision Steel is engaged; cyclicality of steel consumption including overcapacity and decline in steel prices, limited availability of raw material and energy may constrain operating levels and reduce profit margins, environmental compliance and remediation could result in increased cost of capital as well as other relevant risks not included herein. The information set forth herein should be read in light of such risks. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement.  The forward-looking statements made herein speak only as of the date of this press release and the Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

– Financial Tables Follow –

China Precision Steel, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
For the Three and Six Months Ended December 31, 2008 and 2007
(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007

Revenues
Sales revenues	$17,573,959	$13,228,321	$42,924,378	$40,415,556
Cost of goods sold	14,122,622	8,528,852	35,520,383	28,773,987

Gross profit	3,451,337	4,699,469	7,403,995	11,641,569

Operating expenses
Selling expenses	1,122,532	180,744	1,333,830	281,449
Administrative expenses	578,105	846,220	1,040,205	1,332,596
Allowance for bad and doubtful debts	3,829,462	25,782	3,829,462	651,780
Depreciation and amortization expense	33,318	15,798	59,521	29,430

Total operating expenses	5,563,417	1,068,544	6,263,018	2,295,255

Income/(loss) from operations	(2,112,080)	3,630,925	1,140,977	9,346,314

Other income (expense)
Other revenues	138,998	783,255	259,701	792,410
Interest and finance costs	(320,777)	(316,860)	(648,182)	(759,001)

Total other income (expense)	(181,779)	466,395	(388,481)	33,409

Net income/(loss) from operations
before income tax	(2,293,859)	4,097,320	752,496	9,379,723

Provision for (benefit from) income tax
Current	(318,878)	610,869	(148,257)	1,116,594
Deferred	-	-	-	(1,064,028)

Total income tax expense	(318,878)	610,869	(148,257)	52,566

Net income/(loss)	$(1,974,981)	$3,486,451	$900,753	$9,327,157

Basic earnings per share	$(0.04)	$0.08	$0.02	$0.23

Basic weighted average shares outstanding	46,562,955	43,031,346	46,559,531	40,204,745

Diluted earnings per share	$(0.04)	$0.08	$0.02	$0.23

Diluted weighted average shares outstanding	46, 562,955	43,639,342	46,566,423	40,809,437

The Components of comprehensive income:
Net income/(loss)	$(1,974,981)	$3,486,451	$422,070	$9,327,157
Foreign currency translation adjustment	677,905	1,179,322	750,424	2,084,859

Comprehensive income/(loss)	$(1,297,076)	$4,665,773	$1,651,177	$11,412,016

China Precision Steel, Inc. and Subsidiary
Condensed Consolidated Balance Sheets
	(Unaudited)
	December 31,	June 30,
	2008	2008

Assets
Cash and equivalents	$14,763,665	$18,568,842
Accounts receivable
Trade, net of allowance for bad and doubtful debts of $4,877,672 and $1,033,479 at December 31 and June 30, 2008, respectively	23,248,541	33,783,074
Bills receivables	7,634,472	4,309,703
Other	307,992	571,746
Inventories	18,359,109	17,815,087
Prepaid expenses	108,410	58,105
Advances to suppliers, net of allowance of $2,534,410 and $2,522,837 at December 31 and June 30, 2008, respectively	30,281,090	33,027,365

Total current assets	94,703,279	108,133,922

Property and equipment
Property, plant and equipment, net	40,646,361	39,199,305
Construction-in-progress	25,698,608	16,476,454
	66,344,969	55,675,759

Intangible assets, net	2,343,532	1,625,690
Goodwill	99,999	99,999
Total assets	$163,491,779	$165,535,370
Liabilities and Stockholder’s Equity

Current liabilities
Accounts payable and accrued liabilities	$11,954,266	$12,047,981
Advances from customers	4,014,580	6,996,996
Other taxes payables	3,566,543	3,976,239
Current income taxes payable	4,271,276	4,742,387
Short-term loans	17,457,984	17,465,799
Total current liabilities	41,264,649	45,229,402

Stockholders' equity:
Preferred stock: $0.001 per value, 8,000,000 shares
authorized, no shares outstanding at December 31, and June 30, 2008
Common stock: $0.001 par value, 62,000,000 shares
authorized, 46,562,955 and 46,472,955 issued and
outstanding December 31, and June 30, 2008	46,563	46,473
Additional paid-in capital	75,642,383	75,372,488
Accumulated other comprehensive income	10, 046,082	9,295,658
Retained earnings	36,492,102	35,591,349
Total stockholders' equity	122,227,130	120,305,968

Total liabilities and stockholders' equity	$163,491,779	$165,535,370

China Precision Steel, Inc. and Subsidiary
Condensed Consolidated Statements of Cash Flows
For the Six Months Ended December 31, 2008 and 2007
(Unaudited)

	2008	2007

Cash flows from operating activities
Net Income	$900,753	$9,327,157
Adjustments to reconcile net income to net cash provided by
operating activities
Depreciation and amortization	1,825,544	992,570
Allowance for bad and doubtful debts	3,829,462	615,780
Net changes in assets and liabilities:
Accounts receivable, net	3,801,518	(31,266,517)
Inventories	(461,094)	5,195,155
Deposits	-	15,018
Prepayments	(50,382)	(326,065)
Advances to suppliers	2,890,245	1,549,672
Accounts payable and accrued expenses	(147,831)	1,296,194
Advances from customers	(3,006,670)	2,070,883
Other taxes payable	(426,823)	2,747,055
Current income taxes	(491,584)	1,748,480
Deferred income taxes	-	(1,064,028)

Net cash (used in) provided by operating activities	8,663,138	(7,062,646)

Cash flows from investing activities
Purchases of property, plant and equipment including
construction in progress	(12,954,497)	(5,508,327)

Net cash (used in) investing activities	(12,954,497)	(5,508,327)

Cash flows from financing activities
Exercise of common stock warrants	269,985	-
Sale of common stock	-	44,433,222
Advances from/(to) directors, net	-	2,154,257
Short-term loans proceeds	-	16,446,667
Repayments of notes payable	(87,690)	(17,424,050)

Net cash provided by financing activities	182,295	45,610,096

Effect of exchange rate	303,887	1,661,126

Net increase in cash	(3,805,177)	34,700,249

Cash and cash equivalents, beginning of period	18,568,842	5,504,862

Cash and cash equivalents, end of period	14,763,665	$40,205,111

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